EXHIBIT 4(c)
                                BETZDEARBORN INC.

                            STOCK OPTION PLAN OF 1987
                     (as amended effective April 10, 1997)

1. PURPOSE

The BetzDearborn Inc. Stock Option Plan ("Plan") is intended to promote the interests of BetzDearborn Inc. ("Company") and its shareholders by providing a method whereby directors, officers and key employees of the Company and any subsidiary corporation ("Subsidiary Company") may be encouraged to invest in the Company's Common Stock on reasonable terms, and thereby increase their proprietary interest in the Company's business, encourage them to remain in the service and employ of the Company and increase their personal interest in its continued success and progress.

2. ADMINISTRATION

The Plan shall be administered by the Company's Executive Compensation and Employee Benefits Committee ("Committee"), which shall consist solely of not fewer than two non-employee directors of the Company (within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended (the
"Exchange Act"), or any successor thereto) who are also outside directors (within the meaning of Treas. Reg. ss.1.162-27(e)(3), or any successor thereto) of the Company, and who shall be appointed by, and shall serve at the pleasure of, the Company's Board of Directors ("Board").

The Committee shall have full and final authority, in its discretion but subject to the express provisions of the Plan, (a) to determine from time to time the individuals in the eligible group to whom options shall be granted and the number of shares to be covered by each option; (b) to determine the purchase price (but not less than fair market value) of the shares covered by each option and the time or times at which each option shall be granted; (c) to interpret the Plan; (d) to make, amend, and rescind rules and regulations relating to the Plan; (e) to determine the terms and provisions of the instruments by which options shall be evidenced; and (f) to make all other determinations necessary or advisable for the administration of the Plan.

No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

3. ELIGIBILITY

The individuals who shall be eligible to receive options shall be directors, officers and key employees of the Company or a Subsidiary Company. An individual who has been granted an option may, if otherwise eligible, be granted an additional option or options if the Committee shall so determine.


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4. STOCK

The stock with respect to which options may be granted under the Plan shall be shares of the authorized but unissued Common Stock, or shares of issued Common Stock reacquired and held in the Company's treasury, or both. The aggregate amount of the Common Stock on which options may be granted under the Plan shall not exceed six million eight hundred thousand (6,800,000) shares; provided, however, that pursuant to Treas. Reg. ss.1.162.27(e)(4)(i), no individual shall receive options for more than 100,000 shares of the Company's Common Stock over any one-year period. The number of shares which the Committee is authorized to option under this Plan, and the number issuable upon the exercise of outstanding options granted thereunder (as well as the exercise price of such outstanding options), shall be adjusted to reflect, as may be deemed appropriate by the Committee, any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation, or the like.

In the event that any outstanding option under the Plan for any reason expires or is surrendered or terminated, the shares of Common Stock allocable to such option or to the unexercised portion thereof may again be subjected to an option under the Plan; provided, however, that if an option expires or is surrendered or terminated, the shares of Common Stock covered by such option shall be counted against the maximum number of shares specified above for which options may be granted to a single individual.

5. GRANTING OF OPTIONS

From time to time until termination of the Plan as provided in Section 8, the Committee shall select from among those who are then eligible under Section 3 the individual(s) to whom options shall be granted and shall determine the number of shares to be covered by each option. Each individual thus selected shall, at such time as the Committee shall determine, be granted an option with respect to the number of shares of Common Stock thus determined. The recommendation or selection of an individual as a participant in any grant of an option under the Plan shall not be deemed to entitle the individual to such option prior to the time when it shall be granted by the Committee. The granting of an option under the Plan shall not be deemed either to entitle such individual to, or to disqualify such individual from, any participation in any other grant of options under the Plan. In making any determination as to individuals to whom options shall be granted and as to the number of shares to be covered by such options, the Committee shall take into account the duties of the respective individuals, their present and potential contributions to the success of the Company or a Subsidiary Company, and such other factors as the Committee shall deem relevant in accomplishing the purposes of the Plan.

6. TERMS AND CONDITIONS OF OPTIONS

The options granted pursuant to the Plan shall include the following terms and conditions:


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  (a) Price

      The option price shall be not less than one hundred percent (100%) of the fair market value of the option shares on the date the option is granted, as determined by the Committee.

  (b) Term

      The term of any option granted under the Plan shall be not longer than ten
      (10) years from the date it is granted, subject to earlier termination as provided in Paragraphs (c) and (d) below.

(c)   Termination of Employment

      Any option granted under the Plan may, subject to the provisions of Paragraph (d) below, be exercised by the optionee, to the extent of the number of shares with respect to which he could have exercised it on the date of termination of his employment, within three (3) months after his employment shall have terminated; provided, however, that the Committee may, in its discretion with cause, cancel as of the time of such termination of employment all unexercised rights to which the optionee would be otherwise entitled. Any such cancellation must be effected by a notice mailed (whether or not received) to the last known address of the optionee, postage prepaid, by certified or registered mail, within one (1) month of the date of termination of employment. "Cause" shall include the following: (i) dishonesty, (ii) gross negligence of duties, (iii) conviction of a serious crime, and (iv) violation of noncompetition covenants.

      Whether authorized leave of absence or absence on military or governmental service shall constitute employment for the purposes of the Plan shall be conclusively determined by the Committee.

  (d) Exercise Upon Death of Optionee

      If an optionee shall die during his employment or within three (3) months following termination of employment, and prior to the expiration date fixed for his option, such option may be exercised, to the extent of the number of shares with respect to which the optionee could have exercised it on the date of his death, by the optionee's estate, personal representative or beneficiary who acquired the right to exercise such option by bequest or inheritance or by reason of the death of the optionee, at any time prior to the earlier of (i) the first anniversary of the optionee's death, or (ii) the expiration date specified in such option, notwithstanding any grant restrictions as to the year the option or any portion of the option is exercisable.


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   (e) Exercise Upon Disability of Optionee

      If an optionee shall become disabled (within the meaning of Section 105(d)(4) of the Internal Revenue Code) during his employment and, prior to the expiration date fixed for his option, his employment is terminated as a consequence of such disability, such option may be exercised by the optionee at any time prior to the earlier of (i) the first anniversary of the optionee's termination of employment, or (ii) the expiration date specified in such option.

   (f) Assignability

      No option shall be assignable or transferable by the optionee except by will or by the laws of descent and distribution, and during the lifetime of the optionee shall be exercisable only by him.

  (g) Rights as a Stockholder

      An optionee shall have no rights as a stockholder with respect to any shares covered by his option until the issuance of a stock certificate to him for such shares.

  (h) Exercise Upon Retirement

      In the event an employee's employment has been or is terminated as a result of retirement under the terms of the Employees' Retirement Plan, any options, including options then subject to restrictions, shall be exercisable (i) within five (5) years from the effective date of such retirement, or (ii) the expiration date specified in such options, whichever occurs earlier.

  (i) No Repricing or Canceling/Reissuing

      No option granted under the Plan may be repriced and no option may be canceled and reissued.

  7. OPTION INSTRUMENTS - OTHER PROVISIONS

The options granted shall be evidenced by instruments in such form as the Committee shall from time to time approve, which instruments shall contain such provisions, not inconsistent with the provisions of the Plan, as the Committee shall deem advisable.

8. AMENDMENT OR DISCONTINUANCE OF PLAN

The Board or the Committee may from time to time, with respect to any shares of Common Stock as to which options have not then been granted, suspend or discontinue the Plan or amend it in any respect whatsoever, except that, without the approval of a majority of the votes cast in


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a separate vote at a duly held Stockholders' meeting, no amendment requiring shareholder approval pursuant to Treas. Reg. ss.1.162-27(e)(4)(vi) or any successor thereto may be made. Pursuant to Pennsylvania law, abstentions, broker non-votes and specific directions not to cast any vote on a specific matter will not be counted as voting for purposes of such amendment.

9. EXERCISE OF OPTIONS

Options may be exercised by any individuals entitled to do so either in whole or in part by presenting to the Company appropriate written notice together with
(i) funds in the form of cash or personal check, in an amount sufficient to pay for the shares plus any taxes or other transfer costs applicable to the transaction or (ii) with the approval of the Committee, by tendering to the Company shares of the Common Stock of the Company, owned by him/her, and having a fair market value equal to the exercise price applicable to his/her option, or
(iii) at the discretion of sthe Committee by a combination of (i) and (ii) above.The fair market value of Stock so delivered shall be the closing price of publicly-traded shares of Stock on the date prior to the date of exercise, as reported in The Wall Street Journal. The partial exercise of the option shall have no effect on the unexercised portion of the option.

10. RIGHT TO RECEIVE OPTIONS

Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any individual any right to be granted an option, or any other right hereunder, unless and until the Committee shall have granted such individual an option, and then his rights shall be only such as are provided by the instrument evidencing such option.

11. INDEMNIFICATION OF BOARD AND COMMITTEE

In addition to such other rights of indemnification as they may have as members of the Board, the members of the Board and the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit, or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except a judgment based upon a finding of bad faith. Upon the institution of any such action, suit, or proceeding, the Board or Committee member shall notify the Company in writing, giving the Company an opportunity, at its own expense, to handle and defend the same before such Board or Committee member undertakes to handle it on his own behalf.

12. APPLICATION OF FUNDS

Such proceeds as shall be received by the Company from the sale of Common Stock pursuant to options granted under the Plan will be used for general corporate purposes.


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13. SHAREHOLDER APPROVAL

This amended and restated Plan was approved by the Stockholders in the manner described in Section 8 at a meeting of the shareholders of the Company on April 10, 1997, or at any adjournment thereof.

14. TERMINATION OF PLAN

This Plan and all authority granted hereunder shall terminate absolutely at 12:00 midnight on April 10, 2007, and no options hereunder shall be granted thereafter. Nothing contained herein, however, shall terminate or affect the continued existence of rights created under options issued hereunder, including options conditional upon approval of this Plan, and outstanding on April 10, 1997, which by their terms extend beyond such date.


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